EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Jed Oil Inc.

Dear Sirs:

We hereby consent to the use in this Annual Report on form 20-F of Jed Oil Inc. for the year ended December 31, 2007 of our report dated March 26, 2008 with respect to the consolidated financial statements of Jed Oil Inc., as at and for the year ended December 31, 2007.

/s/ Meyers Norris Penny LLP
Chartered Accountants

Calgary, Canada
July 15, 2008